EXHIBIT 10.1

Separation Agreement
Francis X. McGillin
March 12, 2020

This Separation Agreement, including the release of claims, (the "Agreement") is made by and between Francis X. McGillin, an individual, and NeuroMetrix, Inc. a Delaware corporation ("NeuroMetrix").
WHEREAS, NeuroMetrix desires to provide Mr. McGillin with separation benefits to assist in transition following the separation of Mr. McGillin’s position with NeuroMetrix; and
WHEREAS, Mr. McGillin agrees, in exchange for receiving the separation benefits, to waive and release any and all claims that Mr. McGillin may have against NeuroMetrix except for those claims that cannot be waived as a matter of law and any and all rights and remedies, in law and in equity, to enforce the terms of this Separation Agreement;
NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Salary and Benefits Continuation. Upon the execution of this Agreement, the parties agree as follows:

•
Mr. McGillin’s employment with NeuroMetrix shall end on March 31, 2020 (“Separation Date”). Prior to the Separation Date, NeuroMetrix shall continue to provide Mr. McGillin his regular salary, compensation and all other benefits. Mr. McGillin is entitled to these payments regardless of whether or not he signs this Separation Agreement. NeuroMetrix shall pay Mr. McGillin any outstanding accrued, but unused, vacation days in his final paycheck. If Mr. McGillin will have used more PTO than accrued at that date, Mr. McGillin will not be required to pay it back.

•
Additionally, Mr. McGillin will receive from NeuroMetrix a separation payment of $75,000, reduced by appropriate taxes which shall be paid in one lump sum within 8 calendar days of signing this agreement.

•
Additionally, Mr. McGillin will receive an unrestricted separation grant in shares of NeuroMetrix common stock with a value of $75,000, reduced by appropriate taxes to be paid in cash by NeuroMetrix. The number of shares will be set as of the closing price on the business day immediately preceding the signing date.

•
As Mr. McGillin elects to continue health insurance coverage under the NeuroMetrix health insurance plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), NeuroMetrix will directly pay to ADP TotalSource the full cost of such insurance during the period from April 1, 2020 through December 31, 2020. Continuation of COBRA coverage beyond this period, if available, will be Mr. McGillin’s responsibility. NeuroMetrix shall provide Mr. McGillin with additional information regarding COBRA benefits under separate cover.

•
Mr. McGillin agrees that, within fifteen (15) days of the Separation Date, he will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. NeuroMetrix will reimburse him for these expenses pursuant to its regular business practice.

2.
Employee Release. In consideration of the agreement of NeuroMetrix, Inc. to make payment and to provide separation benefits to Mr. McGillin, and for other good and valuable consideration, Mr. McGillin, for himself and for his agents, heirs, executors, legatees, administrators, successors and assigns, hereby irrevocably and unconditionally releases and discharges NeuroMetrix, Inc. and its current and former shareholders, directors, officers, agents and employees, and their respective successors, assigns, representatives, agents, heirs, executors, and administrators (“Releasees”) of and from any and all claims of any kind (including claims for attorney’s fees and costs), charges, actions and causes of action, whether in law or in equity, with respect to, or arising out of, Mr. McGillin’s employment by one or more of the Releasees or the cessation of that employment. This includes but is not limited to any and all claims in contract or tort and claims arising under federal, state or other local laws prohibiting discrimination, including age discrimination under the Age Discrimination in Employment Act (“ADEA”).

3.
Nothing contained in this paragraph and/or this Agreement is intended, nor shall be construed: (i) to waive or release any future claim arising after the date Mr. McGillin signs this Agreement; (ii) to limit Mr. McGillin’s right to enforce the terms of this Agreement; (iii) to waive or release any claims which cannot be waived as a matter of law; (iv) to waive or release any claims of unemployment benefits, COBRA benefits and/or any claims under Workers Compensation laws; (v) to waive or release any claims and/or rights to Mr. McGillin’s 401(k) account and/or any retirement account; (vi) to waive or release any claims and/or rights Mr. McGillin has to any stock, common stock, equity, stock options, grants and/or any other similar rights; and/or, (vii) to waive or release any indemnification rights Mr. McGillin may have from the NeuroMetrix for claims made against Mr. McGillin arising out of or in connection with his employment with NeuroMetrix.

4.
Mr. McGillin agree to provide transitional support to NeuroMetrix as reasonably needed and agreed upon during the period of April 1 to June 30, 2020. At the present time the Company and Mr. McGillin estimate that this will involve consulting services of one day per week during April and one day per month during May and June 2020. Compensation for this transition support is included within the consideration that NeuroMetrix is providing Mr. McGillin under this Agreement.

This General Release is intended to be as broad as permitted by law, but Mr. McGillin, understands that it is not a release of such rights as he may have to file for unemployment or workers’ compensation benefits, nor does this General Release prevent him from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or any other governmental agency as authorized by law (although Mr. McGillin acknowledges that he may not recover any monetary benefits in any such proceeding).

In addition, Mr. McGillin, agrees not to disparage or defame NeuroMetrix in any respect or to make any derogatory comment, whether written or oral, regarding NeuroMetrix that relates to the Company’s business or related activities or relationship between Mr. McGillin and NeuroMetrix. NeuroMetrix agrees not to disparage or defame Mr. McGillin in any respect or to make any derogatory comment, whether written or oral, regarding Mr. McGillin that relates to his performance or related activities or relationship between Mr. McGillin and NeuroMetrix.

NeuroMetrix and Mr. McGillin agree to maintain in confidence and not to disclose the terms of this Agreement, including but not limited to the amount of the payments described herein and/or any facts surrounding Mr. McGillin’s employment and separation from employment. It shall not be considered a breach of the obligation of confidentiality for Mr. McGillin to make disclosure of the settlement terms and the underlying events to Mr. McGillin’s immediate family, or to make disclosure of the settlement terms and the underlying events in order to obtain private and confidential legal, tax or financial advice, to enforce this Agreement, to respond to any inquiry from any governmental entity, as part of any filing with any court, or as required/allowed by law and/or court order. It shall not be considered a breach of the obligation of confidentiality for NeuroMetrix to make disclosure of the terms of this Agreement to the extent necessary to obtain approval for, and as required for implementation of, the terms, or for purposes of reporting this Agreement internally, or as part of normal external disclosure of financial information to an auditor, or as required by taxing or other governmental authorities.

Mr. McGillin and NeuroMetrix agree that this Agreement supersedes and replaces both the employment agreement between Mr. McGillin and NeuroMetrix dated on or about August 14, 2017 and the NeuroMetrix, Inc. Non-Compete clause between Mr. McGillin and NeuroMetrix dated on or about August 14, 2017. Mr. McGillin and NeuroMetrix both agree that the employment agreement between Mr. McGillin and NeuroMetrix dated on or about August 14, 2017 and the NeuroMetrix, Inc. Non-Compete clause between Mr. McGillin and NeuroMetrix dated on or about August 14, 2017 are no longer valid or enforceable. For avoidance of doubt, both Mr. McGillin and NeuroMetrix agree that Mr. McGillin is not bound by any non-compete provision.

NeuroMetrix shall not contest Mr. McGillin’s application and/or award of unemployment benefits. NeuroMetrix shall respond truthfully to any inquiry by the Massachusetts Department of Unemployment Assistance and/or any other similar agency.

In response to any inquiry from prospective employers, NeuroMetrix shall only provide Mr. McGillin’s dates of employment and last position held.

This Agreement shall be governed by Massachusetts law, and the courts of the Commonwealth of Massachusetts, either federal or state, shall have jurisdiction over, and be the proper venue for, any disputes arising out of this Agreement.

This Agreement sets forth the entire understanding and agreement between the Parties and fully supersedes any and all prior contracts or agreements between the Parties pertaining to compensation or severance, and it likewise fully supersedes any and all other conflicting agreements or understandings between the Parties. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

This Agreement may not be modified or amended except in a writing signed by both NeuroMetrix and Mr. McGillin. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.

This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax, email and/or other electronic means shall be treated as an original.

Mr. McGillin acknowledges that he has been advised that in this letter he is giving a release and that Mr. McGillin should consult with an attorney.  In order to accept the offer in this letter, Mr. McGillin understands that he must sign and return this letter to Jennifer Hayes, Human Resources, at NeuroMetrix, Inc., 4-B Gill Street, Woburn, MA 01801 within twenty-one (21) days after the date of this letter.  Any changes to this letter or the offer in this letter, whether material or not, will not extend this deadline.  Further, Mr. McGillin understands that if he does sign this letter and return it to Jennifer Hayes, he may nevertheless rescind his signature by notifying Jennifer Hayes in writing within 7 days after signing this letter.  If Mr. McGillin does not so rescind his signature, this letter will become a legally binding agreement between Mr. McGillin and NeuroMetrix on the eighth (8th) day after he signs it.  At that time, NeuroMetrix will begin to process the severance, stock health insurance premium payments, and all other payments due to Mr. McGillin as described above in this letter.

_________________________
Francis McGillin
EVP and Chief Commercial Officer

_________________________
Date

_________________________
Shai N. Gozani
President and CEO

_________________________
Date